                                                                      EXHIBIT 99

CASE                                                                News Release
----

CASE CORPORATION     700 STATE STREET     RACINE, WI  53404     U.S.A.
HTTP://WWW.CASECORP.COM



For more information, contact:

William B. Masterson  (414) 636-5793



For Immediate Release


     CASE CORPORATION ANNOUNCES THIRD QUARTER RESULTS


     .  Operating earnings of $106 million and net income of $63 million
        (EPS $.82)

     . Worldwide revenues up 6 percent to $1.5 billion on gains in construction equipment, but sales decline in large agricultural equipment impacts earnings

     . Worldwide retail unit sales down 3 percent, led by 12 percent decline in agricultural equipment

     . Further production cuts and reduced spending measures announced in response to declining agricultural equipment market and worsening global economic outlook

     Racine, Wisconsin (October 15, 1998) Consistent with expectations, Case Corporation's (NYSE:CSE) earnings for the third quarter were lower due to declining sales of large agricultural equipment, unfavorable exchange rates and new product launch costs. Operating earnings for the period were $106 million, and net income was $63 million, or $.82 per share. In the prior year period, Case reported operating earnings of $123 million, and net income of $78 million, or $.98 per share.

     A weakening global economic picture is impacting many of the markets for Case's products, particularly in key segments. Lower sales of large agricultural equipment in North America and the Commonwealth of Independent States resulted in an unfavorable sales mix, compared to the third quarter of last year. Overall, revenues rose in the third quarter to $1.5 billion, largely due to a continued strong North American construction equipment business, solid gains in Latin America and acquisitions, as well as increased revenues from Case Credit.

     Lower operating earnings for the third quarter reflect the sales declines in higher-margin agricultural equipment. Unfavorable foreign exchange rates in Australia and Canada also contributed to lower results, as did higher new product launch costs. These were partially offset by higher pricing and ongoing cost reduction initiatives.

     For the first nine months of 1998, net income was $258 million, or $3.30 per share, compared with $280 million, or $3.54 per share, for the same period last year. Revenues for the first nine months of 1998 were $4.6 billion, up from $4.3 billion in the prior year. Operating earnings were $414 million for the first nine months of 1998, compared with $437 million last year. Results for the first nine months were impacted by the factors detailed for the third quarter.

     "Our business conditions have changed markedly from this time last year. Economic difficulty has spread to many major regions of the world at a time when historically low commodity prices have caused retail sales of agricultural equipment to decline considerably," said Jean-Pierre Rosso, Case chairman and chief executive officer. "As expected, this impacted our results for the third quarter, particularly in four-wheel drive tractors and combines. We believe this will continue for the balance of 1998 and during 1999.

     "Given this market outlook, and in anticipation of continued economic deterioration, we are proactively managing our business, matching production to retail demand. As a result, we are further decreasing production in 1998 to keep product inventories in line with our current four-to-five months of supply. In addition, we are accelerating cost reduction initiatives and lowering growth-related expenditures to maximize earnings in this environment."

Management Actions

     Following the company's outlook statement issued on September 9, global economic conditions have continued to erode in many parts of the world, further decreasing the potential for farm commodity exports from the major grain producing regions. Case now expects the worldwide agricultural equipment market to decline by 7 to 8 percent in 1998, compared to the previously expected 5 percent.

     Consequently, Case is further reducing its production of agricultural equipment in 1998 by 3 percent for a total reduction of 15 percent for the year. In addition, the company will initiate further cost reductions through the elimination of contract and temporary employees, as well as additional layoffs at its manufacturing locations due to lower production volumes. The company does not expect these actions to increase the previously announced, one-time charge of $70 to $80 million that the company is taking in the fourth quarter. Further, the company will look to lower research and development, capital expenditures and other selected growth-related spending.

     As a result of these actions, Case now expects its 1998 earnings, excluding the one-time charge, to be approximately 40 percent below those of 1997. Based on the current outlook, the company's 1999 results are expected to be lower than in 1998.

     During the quarter, Case repurchased 2.2 million shares of the company's common stock. Case has now completed its 4 million share repurchase program, and has begun purchases under a new 8 million share program authorized by the company's board of directors in July.

Equipment Sales

     Case's worldwide retail unit sales were down 3 percent, as double-digit gains in sales of construction equipment in North America and Latin America were more than offset by lower agricultural equipment sales in each region.

     Construction Equipment - Led by strong increases in retail unit sales of loader/backhoes and skid steers, third quarter retail sales of Case construction equipment rose by 17 percent in North America. A 14 percent increase in the company's Latin American retail sales was fueled by a double-digit improvement in nearly every product category, led by exceptionally strong sales in excavators and skid steers. Sales of the Sumitomo-designed Case excavator continue to be very strong in Latin America.

     In Europe, retail unit sales of Case construction equipment were up slightly on solid growth in sales of loader/backhoes and wheel loaders, offset by a decline in excavators. The retail unit gains in North America, Latin America and Europe were partially offset by a sharp decline in retail sales in Case's Asia Pacific region.

     Agricultural Equipment - Retail unit sales of Case agricultural equipment in the third quarter were lower in all regions of the world, reflecting significantly weaker conditions in the global agricultural equipment market. In North America, retail sales were lower in every product category, particularly in high-horsepower tractors. In Europe, retail sales of combines were significantly lower, reflecting a marked decline in sales to the Commonwealth of Independent States, and Eastern and Central Europe. Small horsepower tractors were also lower. In Latin America, higher retail sales of combines and cotton pickers were more than offset by lower tractor sales. And in the Asia Pacific region, sales of combines and cotton pickers were higher, although retail sales of row-crop tractors were significantly lower.

     During the third quarter, Case launched the new MX Magnum tractor and began shipping models in October. This tractor sets new industry standards for power and fuel efficiency. Also, an imbedded controller-area network allows for greater on-farm service capability and, for the first time, enables a tractor to communicate with attached implements and automate on-the-go input changes through a single connection. In addition to providing farmers with the potential to lower their operating costs, the MX Magnum is also more efficient to manufacture, containing 30 percent fewer parts than the previous model.

     Also in the third quarter, Case announced that it had reached an agreement to acquire the agricultural equipment business of DMI, Inc., the leading producer of soil management equipment in North America. The acquisition will broaden Case's implement business, creating a complete system of products for production agriculture farmers, and add DMI's recognized knowledge in soil management to Case's growing farm practice expertise, which includes use of Case's AFS technology for precision farming.

Market Outlook

     The market outlook for Case's agricultural and construction equipment and financial services business is decidedly mixed throughout the world.

     Demand for agricultural equipment began to drop significantly during the third quarter of 1998. This decline is the result of low commodity prices, driven principally by a second consecutive year of strong-to-record harvests in most major grain crops. In addition, exports of farm commodities have dropped substantially year-over-year, affecting large-scale production agriculture farmers. In the United States, net farm income for 1998 is projected to be lower than the previous year by at least 15 percent, and significant declines are also anticipated in other parts of the world. In addition, financing for equipment purchases in emerging markets is expected to remain extremely difficult. As a result of these factors, sales of agricultural equipment are projected to continue to decline in 1999 by 15 to 20 percent in North America and by 5 to 10 percent in Europe. Worldwide, the company expects the agricultural equipment market to be an additional 7 to 8 percent lower than in 1998.

     The global outlook for the construction equipment market varies by region. In North America, demand is stable due to a sustained level of housing starts and a favorable interest rate environment. This outlook is supported by the new U.S. highway bill that will increase infrastructure spending. In Europe, the market is expected to weaken for the balance of 1998, following a strong first half, resulting in modest year-over-year growth. In the Asia Pacific region, any recovery is dependent upon Japan's ability to stimulate its economy and resolve its banking crisis. Case is further affected by a weak Australian dollar, impacting the overall economy and construction activity there. In Latin America, the markets are expected to be down in the fourth quarter as a result of current, high interest rates.

     Case is proactively managing under these less favorable business conditions. The company has taken steps to keep production in line with anticipated retail demand to maintain inventories at historically low levels relative to the business cycle. These steps are expected to lower earnings, while also decreasing the earnings volatility traditionally experienced under these business conditions. In addition, the company is aggressively reducing costs, while continuing to execute its operating strategy of simultaneous revenue growth and cost reduction. These measures are intended to maximize the company's earnings and improve performance relative to past downturns.

     The information included in this news release contains forward-looking statements and involves risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The company's outlook is predominantly based on its interpretation of what it considers key economic assumptions. Crop production and commodity prices are strongly affected by weather and can fluctuate significantly. Housing starts and other construction activity are sensitive to interest rates and government spending. Some of the other significant factors for the company include general economic and capital market conditions, the cyclical nature of its business, foreign currency movements, the company's and its customers' access to credit, political uncertainty and civil unrest in various areas of the world, pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), changes in environmental laws, and employee and labor relations. Further information concerning factors that could significantly impact expected results is included in the following sections of the company's Form 10-K Annual Report for 1997, as filed with the Securities and Exchange Commission:
Business -- Employees, Business -- Environmental Matters, Business -- Significant International Operations, Business -- Seasonality and Production Schedules, Business -- Competition, Legal Proceedings, and Management's Discussion and Analysis of Financial Condition and Results of Operations.

     Case Corporation is a leading worldwide designer, manufacturer and distributor of agricultural and construction equipment and offers a broad array of financial products and services. Headquartered in Racine, Wisconsin, Case had 1997 revenues of $6 billion and sells its products in 150 countries through a network of approximately 4,900 independent dealers.

The following is issued in conjunction with Case Corporation's 1998 third quarter results:


For more information, contact:

Sandra J. Lasch
414-636-6473


For Immediate Release



               CASE CAPITAL CORPORATION REPORTS RECORD PORTFOLIO
            AND 9 PERCENT INCOME GROWTH FOR CASE CREDIT CORPORATION

     .  Serviced portfolio grows to record $6.4 billion
     .  Net income up 9 percent to $25 million
     .  Originations increase 40 percent
     .  Diversified financing business increases significantly

     Racine, Wisconsin (October 15, 1998) -- Case Capital Corporation, the financial services arm of Case Corporation, today announced that Case Credit Corporation reported net income of $25 million for the third quarter of 1998, up 9 percent from $23 million in the comparable period last year. Revenues increased 44 percent over the prior year to a record $108 million. These improvements are attributed to higher financing income from strong growth in receivables and leases. In addition, increases in net income were partially offset by a higher tax rate.

     For the first nine months of 1998, revenues increased 31 percent over the prior year period to $264 million. Net income for the period was $62 million, comparable to last year. Increases in financing income were offset by the impact of Case Credit's asset-management strategy and a higher tax rate during the first nine months of 1998.

     Case Credit's serviced portfolio grew to a record $6.4 billion as of September 30, 1998, a 30 percent increase year-over-year. Financing originations increased 40 percent in the third quarter and 41 percent for the first nine months, as compared to prior year periods. These increases reflect the impact of Case Capital's strategy to grow and diversify Case Credit's financial services business while continuing to serve Case dealers and customers worldwide. Diversified financing represented 29 percent of total retail originations during the third quarter and 25 percent for the first nine months. Year-over-year, diversified retail originations have increased nearly 200 percent.

     "Case Credit's outstanding performance once again demonstrates the strength of our financial services business," stated Ted R. French, Case Capital chairman and Case president, financial services, and chief financial officer. "The continued growth in our balance sheet and net income, despite weaker retail demand in the agricultural sector, demonstrates that we are successfully executing our strategy. We are well-positioned for leadership in the financial services industry and remain confident in our ability to make a stable, growing contribution to Case Corporation and its shareholders."

     Case Credit announced in September that it has formed a strategic marketing alliance with GMAC Commercial Mortgage Corporation to offer agricultural real estate financing through the Case dealer network. This strategic alliance was formed to provide Case customers with a one-stop shopping source for their agricultural equipment and real estate financing needs.

     "We are continuing our efforts to expand the scope of our financial services business and strengthen our non-cyclical earnings base," said French. "The strength of our portfolio reflects our success in managing growth and diversification. We will maintain our superior portfolio quality as we pursue new business opportunities and enter into strategic initiatives that support sustainable, long-term earnings growth for Case Capital."

     Case Capital Corporation, recently formed by Case Corporation to provide broad-based financial services for the global marketplace, will soon encompass Case Credit Corporation. Established in 1957, Case Credit provides financial services to customers purchasing, leasing and insuring equipment through established dealer networks located primarily in North America, Australia and Europe. Based in Racine, Wisconsin, Case Credit services a $6.4 billion portfolio of receivables and leases.

                               Case Corporation
                                   Net Sales
                              September 30, 1998
                                  (Millions)

                                      Three Months Ended                         Nine Months Ended
                                -------------------------------           --------------------------------
                                                           %                                          %
                                 1998        1997        Change            1998        1997         Change
                                ------      ------       ------           ------      ------        ------
Net sales:

  Agricultural equipment        $  719      $  728         -1%            $2,205      $2,110           5%
  Construction equipment           458         380         21%             1,473       1,241          19%
  Parts                            272         272         -                 755         752          -
                                ------      ------                        ------      ------

    Total net sales             $1,449      $1,380          5%            $4,433      $4,103           8%
                                ======      ======                        ======      ======

Net sales:

  North America                 $  799      $  736          9%            $2,534      $2,254          12%
  Europe*                          472         456          4%             1,412       1,350           5%
  Asia Pacific                      78         108        -28%               223         304         -27%
  Latin America                    100          80         25%               264         195          35%
                                ------      ------                        ------      ------

    Total net sales             $1,449      $1,380          5%            $4,433      $4,103           8%
                                ======      ======                        ======      ======

* Includes Africa and Middle East

                               CASE CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                       (Millions, except per share data)
                                  (Unaudited)

                                                CONSOLIDATED         CASE INDUSTRIAL        CASE CREDIT
                                             Three Months Ended    Three Months Ended    Three Months Ended
                                                September 30,        September 30,          September 30,
                                             ------------------    ------------------    ------------------
                                               1998       1997       1998       1997       1998      1997
                                               ----       ----       ----       ----       ----      ----
Revenues
   Net sales                                  $1,449     $1,380     $1,449     $1,380      $ -       $ -
   Interest income and other                      85         64         11          7       108        75
                                              ------     ------     ------     ------      ----      ----
Total                                          1,534      1,444      1,460      1,387       108        75
---------------------------------------------------------------------------------------------------------

Costs and Expenses
   Cost of goods sold                          1,149      1,075      1,149      1,075        -         -
   Selling, general and administrative           146        144        165        155        12         7
   Research, development and engineering          58         49         58         49        -         -
   Interest expense                               66         47         26         19        43        28
   Other, net                                     21         14          7          8        14         6
                                              ------     ------     ------     ------      ----      ----
Total                                          1,440      1,329      1,405      1,306        69        41
---------------------------------------------------------------------------------------------------------

Income before taxes                               94        115         55         81        39        34
Income tax provision                              31         37         17         26        14        11
---------------------------------------------------------------------------------------------------------
                                                  63         78         38         55        25        23
Equity in income - Case Credit                                          25         23
---------------------------------------------------------------------------------------------------------

Net income                                    $   63     $   78     $   63     $   78      $ 25      $ 23
                                              ======     ======     ======     ======      ====      ====

Preferred stock dividends                          2          2
                                              ------     ------

Net income to common                          $   61     $   76
                                              ======     ======

---------------------------------------------------------------------------------------------------------

Earnings per Common Share:
   Basic earnings per common share            $ 0.84     $ 1.03
   Diluted earnings per common share          $ 0.82     $ 0.98

See Notes to Interim Financial Statements.

                               CASE CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                       (Millions, except per share data)
                                  (Unaudited)

                                                CONSOLIDATED         CASE INDUSTRIAL         CASE CREDIT
                                              Nine Months Ended     Nine Months Ended     Nine Months Ended
                                                September 30,         September 30,         September 30,
                                              -----------------     -----------------     -----------------
                                               1998       1997       1998       1997       1998       1997
                                               ----       ----       ----       ----       ----       ----
Revenues
  Net sales                                   $4,433     $4,103     $4,433     $4,103      $  -       $  -
  Interest income and other                      216        174         27         25       264        201
                                              ------     ------     ------     ------      ----       ----
Total                                          4,649      4,277      4,460      4,128       264        201
----------------------------------------------------------------------------------------------------------

Costs and Expenses
  Cost of goods sold                           3,442      3,138      3,442      3,138         -          -
  Selling, general and administrative            447        421        486        451        33         22
  Research, development and engineering          167        141        167        141         -          -
  Interest expense                               170        126         70         54       103         72
  Other, net                                      45         39         13         23        32         16
                                              ------     ------     ------     ------      ----       ----
Total                                          4,271      3,865      4,178      3,807       168        110
----------------------------------------------------------------------------------------------------------

Income before taxes                              378        412        282        321        96         91
Income tax provision                             120        132         86        103        34         29
----------------------------------------------------------------------------------------------------------
                                                 258        280        196        218        62         62
Equity in income - Case Credit                                          62         62
----------------------------------------------------------------------------------------------------------

Net income                                    $  258     $  280     $  258     $  280      $ 62       $ 62
                                              ======     ======     ======     ======      ====       ====

Preferred stock dividends                          5          5
                                              ------     ------

Net income to common                          $  253     $  275
                                              ======     ======

----------------------------------------------------------------------------------------------------------

Earnings per Common Share:
   Basic earnings per common share            $ 3.44     $ 3.72
   Diluted earnings per common share          $ 3.30     $ 3.54

See Notes to Interim Financial Statements.

                               CASE CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (Millions)
                                  (Unaudited)

                                                      CONSOLIDATED           CASE INDUSTRIAL         CASE CREDIT
                                                      September 30,           September 30,          September 30,
                                                   -------------------      -----------------      ------------------
                                                    1998         1997        1998       1997        1998        1997
                                                    ----         ----        ----       ----        ----        ----
Assets
  Cash and cash equivalents                        $  108       $  167      $   85     $  122      $   23      $   45
  Accounts, notes receivable and other - net        4,464        3,390       2,044      1,674       2,411       1,723
  Inventories                                       1,445        1,155       1,445      1,155         -           -
  Property, plant and equipment - net               1,041          905       1,039        902           2           3
  Investment in Case Credit                           -            -           411        318         -           -
  Goodwill and intangibles                            325          304         325        304         -           -
  Other assets                                      1,078          652         496        447         598         219
                                                   ------       ------      ------     ------      ------      ------
Total                                              $8,461       $6,573      $5,845     $4,922      $3,034      $1,990
                                                   ======       ======      ======     ======      ======      ======
---------------------------------------------------------------------------------------------------------------------

Liabilities and Equity
  Current maturities of long-term debt             $    5       $    8      $    5     $    8      $  -        $  -
  Short-term debt                                   2,115        1,439         920        240       1,195       1,199
  Accounts payable and other accrued liabilities    1,415        1,385       1,373      1,346          49          60
  Long-term debt                                    2,020        1,100         669        690       1,351         410
  Other liabilities                                   490          439         462        436          28           3
                                                   ------       ------      ------     ------      ------      ------
         Total Liabilities                          6,045        4,371       3,429      2,720       2,623       1,672
  Equity                                            2,416        2,202       2,416      2,202         411         318
                                                   ------       ------      ------     ------      ------      ------
Total                                              $8,461       $6,573      $5,845     $4,922      $3,034      $1,990
                                                   ======       ======      ======     ======      ======      ======
---------------------------------------------------------------------------------------------------------------------

See Notes to Interim Financial Statements.

                               CASE CORPORATION
                     Notes to Interim Financial Statements
                     -------------------------------------


(1) The accompanying financial statements reflect the consolidated results of Case Corporation and consolidated subsidiaries. The supplemental "Case Industrial" consolidating data in each of the financial statements includes Case Corporation's agricultural equipment, construction equipment, parts and wholesale (dealer) financing operations, with Case Credit reflected on the equity basis. The supplemental "Case Credit" consolidating data includes Case Corporation's retail credit operations. Transactions between "Case Industrial" and "Case Credit" have been eliminated to arrive at the "Consolidated" data.

(2) During the first nine months of 1998, limited-purpose business trusts organized by Case Credit issued $1,379 million of asset-backed securities to outside investors. Case Credit has sold $1,403 million of U.S. and Canadian retail notes to the trusts in connection with these issuances. During the first nine months of 1997, limited-purpose business trusts organized by Case Credit issued $1,706 million of asset-backed securities to outside investors. Case Credit had sold $1,301 million of U.S. and Canadian retail notes to the trusts in connection with these issuances. The proceeds from the sale of the retail notes were used to repay outstanding debt and to finance additional receivables.

(3) During the third quarter of 1998, the Company announced an agreement to acquire certain assets of DMI, Inc. ("DMI"). The acquisition of DMI, the leading producer of soil management equipment in North America, broadens Case's implement business to include an innovative line of tillage and fertilizer applicator products and adds DMI's recognized knowledge in soil management to Case's growing farm practice expertise. DMI, with operations in Goodfield, Illinois, had sales of approximately $77 million in 1997.

     During the second quarter of 1998, the Company acquired certain assets of the Tyler Industries division ("Tyler") of IBOCO, Inc., a privately owned company. The acquisition of Tyler, a designer, manufacturer and distributor of a complete line of chemical and fertilizer sprayers and applicators, strengthens Case's equipment line for large-scale production agriculture and provides another application for Case's Advanced Farming Systems. Tyler, with operations in Benson, Minnesota, had sales of approximately $66 million in 1997.

(4) On a consolidated basis, the Company's effective income tax rate of 32% for the first nine months of 1998 and 1997 was lower than the U.S. statutory tax rate of 35% primarily due to recognition of tax benefits associated with the Company's foreign sales corporation, research and development tax credits and a reduction in the tax valuation reserve in certain foreign jurisdictions, partially offset by state income taxes and foreign income taxed at different rates.

                               CASE CORPORATION
                     Notes to Interim Financial Statements
                     -------------------------------------


(5) Case defines operating earnings as industrial earnings before interest, taxes, changes in accounting principles and extraordinary items, including the income of Case Credit on an equity basis. A reconciliation of the Company's industrial net income to operating earnings is as follows (in millions):

                                                 Three              Nine
                                              Months Ended      Months Ended
     Case Industrial                          September 30,     September 30,
     ---------------                          -------------     -------------
                                              1998     1997     1998    1997
                                              ----     ----     ----    -----
     Net income                               $  63    $  78    $ 258   $ 280
     Income tax provision                        17       26       86     103
     Interest expense                            26       19       70      54
                                              -----    -----    -----   -----
       Operating earnings                     $ 106    $ 123    $ 414   $ 437
                                              =====    =====    =====   =====

(6)  Earnings Per Common Share:

                                                                 Three                     Nine
                                                              Months Ended             Months Ended
                                                              September 30,            September 30,
                                                              -------------            -------------
                                                             1998       1997         1998         1997
                                                             ----       ----         ----         ----
     Basic
     -----
      Net earnings available to common (millions)            $  61      $  76        $ 253        $ 275
      Average common shares outstanding (millions)            72.6       74.3         73.4         73.8
      Basic earnings per common share                        $ .84      $1.03        $3.44        $3.72

     Diluted
     -------
      Net earnings available to common (millions)            $  63      $  78        $ 258        $ 280
      Average common shares outstanding (millions)            76.7       79.3         78.0         78.9
      Diluted earnings per common share                      $ .82      $ .98        $3.30        $3.54